Exhibit 99.1

Albany Molecular Research, Inc. Appoints KPMG LLP as Independent Auditor

Albany, NY (May 24, 2005)—Albany Molecular Research, Inc. (NASDAQ: AMRI) announced today that it has dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm.  Concurrently, the company announced that the Audit Committee of its Board of Directors has appointed KPMG LLP as the company’s independent registered public accounting firm for the fiscal year 2005.  The appointment is effective immediately.

The company stated in a filing with the Securities and Exchange Commission that the replacement is not the result of any disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if they had not been resolved to PricewaterhouseCoopers’ satisfaction, would have caused it to make reference to the disagreements in its reports on the company’s financial statements.

AMRI’s Audit Committee reviewed and approved the recommendation to change independent registered public accounting firms, and the company retained KPMG after evaluating proposals from a number of auditing firms.

Albany Molecular Research, Inc. is a leading research, drug discovery, development and manufacturing company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs, and provides cGMP manufacturing of active pharmaceutical ingredients through its wholly owned subsidiary, Organichem Corporation.